EXHIBIT 99.2

Clearfield Reports Record Fiscal Third Quarter 2022 Results

  Revenue For Fiscal Third Quarter Grew 84% Year-over-Year to a Record $71 Million, Driven by 73% Growth in Community Broadband Revenue Compared to the Same Year-Ago Period

  Quarter-End Backlog Increased 16% Sequentially to a Record $157 Million at the End of Fiscal Third Quarter 2022, Compared to $136 Million at the End of Fiscal Second Quarter 2022

  Net Income For Fiscal Third Quarter 2022 Totaled a Record $12.7 Million, or $0.92 per diluted share, an Increase of 109% from $6.1 Million, or $0.44 Per Diluted Share, in Fiscal Third Quarter 2021

  Acquisition of Nestor Cables, strategic opportunity to integrate FieldShield cabling, closed July 26, 2022

  Company Increases Fiscal 2022 Net Sales Guidance to a Range of $243 Million to $247 Million, (excluding Nestor Cables) Representing Year-over-Year Growth of 72% to 75%

MINNEAPOLIS, July 28, 2022 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal third quarter ended June 30, 2022.

Fiscal Q3 2022 Financial Summary
(in millions except per share data and percentages)	Q3 2022	vs. Q3 2021	Change	Change (%)
Net Sales	$71.3	$38.7	$32.5	84%

Gross Profit ($)	$29.3	$17.1	$12.2	71%
Gross Profit (%)	41.1%	44.2%	-3.1%	-7%

Income from Operations	$16.6	$7.7	$8.9	115%
Income Tax Expense	$3.9	$1.7	$2.2	125%

Net Income	$12.7	$6.1	$6.6	109%
Net Income per Diluted Share	$0.92	$0.44	$0.48	108%

Fiscal Q3 YTD 2022 Financial Summary
(in millions except per share data and percentages)	2022 YTD	vs. 2021 YTD	Change	Change (%)
Net Sales	$175.9	$95.5	$80.3	84%

Gross Profit ($)	$75.4	$41.4	$34.0	82%
Gross Profit (%)	42.9%	43.4%	-0.5%	-1%

Income from Operations	$41.6	$15.9	$25.7	162%
Income Tax Expense	$9.5	$3.3	$6.1	183%

Net Income	$32.4	$12.9	$19.5	151%
Net Income per Diluted Share	$2.33	$0.94	$1.39	148%

Management Commentary
“Our strong financial results for the third quarter reflect the continued execution of our growth strategy and the robust tailwinds in the fiber broadband industry,” said Company President and CEO Cheri Beranek. “For the second consecutive quarter, we set new records for quarterly net sales and quarter-end order backlog. We continue to make meaningful progress on our ‘Now of Age’ strategic plan to expand our capacity and rapidly scale our business to meet the significant market demand for high-speed broadband. With our third quarter performance and current visibility for the rest of this quarter, we are raising our fiscal year 2022 net sales guidance to a range of $243 million to $247 million (excluding Nestor Cables), representing 72% to 75% growth over fiscal year 2021.”

“In May 2022, we announced an agreement for the strategic acquisition of Finnish fiber optic cable manufacturer, Nestor Cables Oy, a strategic supplier of our FieldShield product line. Our synergistic relationship with Nestor spans over a decade. The acquisition, which closed July 26, 2022 enables us to vertically integrate the design and supply of FieldShield cable to meet future customer demand. Furthermore, we anticipate leveraging the deep technical expertise of the Nestor team to extend the overall supply of FieldShield cable into the North American market by expanding cable manufacturing at our Mexico facility in early 2023. Given the persistent supply chain challenges in today’s market, Nestor further strengthens our ability to meet our customers’ needs. Pending closing and standard integration costs, we expect the acquisition to be accretive to earnings in fiscal 2023.”

“Clearfield is in the middle of a long-term investment cycle for broadband deployment. The demand for high-speed broadband, especially fiber-led broadband, remains very strong. We have proactively expanded our capacity and effectively managed our supply chain to meet that customer demand. We are effectively executing on our new facility buildouts in Mexico and Minnesota which came online late in our second quarter, which allowed greater capacity and led to our record financial results. Moreover, our expertise in serving the Community Broadband market has us well-positioned to further capitalize on industry tailwinds. Based on our steadfast commitment to customers, operational effectiveness, and innovative, scalable product portfolio, we are confident that we can continue to grow the market leadership that Clearfield was built to achieve.”

Fiscal Third Quarter 2022 Financial Results
Net sales for the fiscal third quarter of 2022 increased 84% to $71.3 million from $38.7 million in the same year-ago quarter. The increase in net sales was due to higher sales across our core end markets, particularly in our Community Broadband, Multiple System Operator (“MSO” or Cable TV) and National Carrier markets, consistent with our past quarters of fiscal 2022.

As of June 30, 2022, order backlog (defined as purchase orders received but not yet fulfilled) was $157 million, an increase of 16% compared to $136 million as of March 31, 2022 and an increase of 289% from $40 million as of June 30, 2021.

Gross profit for the fiscal third quarter of 2022 increased 71% to $29.3 million (or 41.1% of net sales) from $17.1 million (or 44.2% of net sales) in the fiscal third quarter of 2021. As expected, overhead costs associated with the first full quarter of our new facilities in Minnesota and Mexico negatively impacted gross margins. Alongside real estate costs, increased shipping costs and inflationary increases in some components negatively affected margins. Our strategic investment in our growing national carrier business will negatively affect margin for the near future. We anticipate margins at these levels for the coming quarters, excluding Nestor Cables.

Operating expenses for the fiscal third quarter of 2022 increased 35% to $12.7 million (or 17.9% of net sales), from $9.4 million (or 24.4% of net sales) in the same year-ago quarter. The increase in operating expenses consisted primarily of higher compensation costs due to increased personnel and higher performance-based compensation as well as increased travel expenses and professional fees mainly associated with the acquisition of Nestor Cables.

Income from operations for the fiscal third quarter of 2022 increased 115% to $16.6 million from $7.7 million in the same year-ago quarter.

Income tax expense for the fiscal third quarter of 2022 increased 125% to $3.9 million, with an effective tax rate of 23.4%, as compared to $1.7 million, with an effective tax rate of 22.1% in the same year-ago quarter due to higher taxable income. Increase in rate is due to increased permanent addback items including nondeductible compensation and transaction costs.

Net income for the fiscal third quarter of 2022 totaled $12.7 million, or $0.92 per diluted share, compared to $6.1 million, or $0.44 per diluted share, in the same year-ago quarter.

Financial Results for the Nine Months Ended June 30, 2022
Net sales increased 84% to $175.9 million for the nine months ended June 30, 2022 from $95.5 million during the same period in fiscal 2021. The increase in net sales was due to higher sales across our core end markets, most notably our Community Broadband, MSO/Cable TV and National Carrier markets.

Gross profit was $75.4 million (or 42.9% of net sales) for the nine months ended June 30, 2022, an increase of 82% from $41.4 million (or 43.4% of net sales) in the same period in fiscal 2021. The decrease in gross profit margin was due to increased overhead costs associated with our new facilities in Minnesota and Mexico and higher freight and transportation costs, offset by favorable product mix as well as improved manufacturing efficiencies realized with higher sales volumes.

Operating expenses increased 32% to $33.9 million (or 19.3% of net sales) for the nine months ended June 30, 2022 from $25.6 million (or 26.8% of net sales) during the same period in fiscal 2021. The increase in operating expenses consisted primarily of higher compensation costs due to increased personnel and higher performance-based compensation as well as increased travel expenses and professional fees.

Income from operations increased 162% to $41.6 million for the nine months ended June 30, 2022 from $15.9 million during the same period in fiscal 2021.

Income tax expense increased 183% to $9.5 million, with an effective tax rate of 22.7%, for the nine months ended June 30, 2022 as compared to $3.3 million, with an effective tax rate of 20.6% during the same period in fiscal 2021 due to higher taxable income.

Net income totaled $32.4 million, or $2.33 per diluted share, for the nine months ended June 30, 2022, an increase of 151% from $12.9 million, or $0.94 per diluted share, during the same period in fiscal 2021.

Conference Call
Clearfield management will hold a conference call today, July 28, 2022 at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263
Conference ID: 13731557

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through August 11, 2022.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13731557

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, anticipated shipping on backlog and future lead times, future availability of components and materials from the Company’s supply chain, the impact of the Rural Digital Opportunity Fund (RDOF) or other government programs on the demand for the Company’s products or timing of customer orders, the Company’s ability to add capacity to meet expected future demand, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: adverse global economic conditions and geopolitical issues could have a negative effect on our business, and results of operations and financial condition; our planned growth may strain our business infrastructure, which could adversely affect our operations and financial condition; the acquisition of Nestor Cables and integration activities could adversely affect our operating results; the COVID-19 pandemic has significantly impacted worldwide economic conditions and could have a material adverse effect on our business, financial condition and operating results; we rely on single-source suppliers, which could cause delays, increase costs or prevent us from completing customer orders; fluctuations in product and labor costs which may not be able to be passed on to customers that could decrease margins; we depend on the availability of sufficient supply of certain materials, such as fiber optic cable and resins for plastics, and global disruptions in the supply chain for these materials could prevent us from meeting customer demand for our products; we rely on our manufacturing operations to produce product to ship to customers and manufacturing constraints and disruptions could result in decreased future revenue; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent on key personnel; cyber-security incidents on our information technology systems, including ransomware, data breaches or computer viruses, could disrupt our business operations, damage our reputation, and potentially lead to litigation; our business is dependent on interdependent management information systems; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; changes in government funding programs may cause our customers and prospective customers to delay, reduce, or accelerate purchases, leading to unpredictable and irregular purchase cycles; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our success depends upon adequate protection of our patent and intellectual property rights; if the telecommunications market does not expand as we expect, our business may not grow as fast as we expect; we face risks associated with expanding our sales outside of the United States; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2021 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Matt Glover and Sophie Pearson
Gateway Group, Inc.
1-949-574-3860
CLFD@gatewayir.com

CLEARFIELD, INC.
STATEMENTS OF EARNINGS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)

(Unaudited)			(Unaudited)
Three Months Ended			Nine Months Ended
June 30,			June 30,
	2022	2021	2022	2021

Net sales	$71,250	$38,735	$175,854	$95,519

Cost of sales	41,943	21,598	100,411	$54,071

Gross profit	29,307	17,137	75,443	41,448

Operating expenses
Selling, general and
administrative	12,721	9,435	33,877	$25,581
Income from operations	16,586	7,702	41,566	15,867

Net investment income	43	121	284	$378
Income before income taxes	16,629	7,823	41,850	16,245

Income tax expense	3,884	1,725	9,480	$3,344

Net income	$12,745	$6,098	$32,370	$12,901

Net income per share:
Basic	$0.93	$0.44	$2.35	$0.94
Diluted	$0.92	$0.44	$2.33	$0.94

Weighted average shares outstanding:
Basic	13,772,269	13,732,913	13,760,950	13,718,394
Diluted	13,899,698	13,812,510	13,900,019	13,762,897

CLEARFIELD, INC.
BALANCE SHEETS
(IN THOUSANDS)

	(Unaudited)
	June 30,	September 30,
	2022	2021
Assets
Current Assets
Cash and cash equivalents	$14,192	13,216
Short-term investments	3,894	10,374
Accounts receivable, net	31,594	19,438
Inventories, net	69,341	27,524
Deferred tax asset	0	0
Other current assets	1,050	954
Total current assets	120,071	71,506

Property, plant and equipment, net	9,567	4,998

Other Assets
Long-term investments	24,994	36,913
Goodwill	4,709	4,709
Intangible assets, net	4,691	4,696
Right of use lease assets	12,715	2,305
Deferred tax asset	647	365
Other	553	420
Total other assets	48,309	49,408
Total Assets	$177,947	$125,912

Liabilities and Shareholders' Equity
Current Liabilities
Current portion of lease liability	$2,774	915
Accounts payable	16,243	9,215
Accrued compensation	8,918	8,729
Accrued expenses	2,758	1,613
Total current liabilities	30,693	20,472

Other Liabilities
Long-term portion of lease liability	10,480	1,615
Total Liabilities	41,173	22,087

Shareholders' Equity
Common stock	138	137
Additional paid-in capital	59,784	58,246
Accumulated other comprehensive loss	(960)	-
Retained earnings	77,812	45,442
Total Shareholders' Equity	136,774	103,825
Total Liabilities and Shareholders' Equity	$177,947	$125,912

CLEARFIELD, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN THOUSANDS)

	Nine Months Ended	Nine Months Ended
	June 30,	June 30,
	2022	2021
Cash flows from operating activities
Net income	$32,370	$12,901
Adjustments to reconcile net income to cash (used in)
provided by operating activities:
Depreciation and amortization	2,174	1,725
Change in allowance for doubtful accounts	-	210
Stock-based compensation expense	1,647	966
Changes in operating assets and liabilities
Accounts receivable	(12,156)	(5,896)
Inventories, net	(41,816)	(6,571)
Other assets	(185)	(261)
Accounts payable and accrued expenses	8,677	5,043
Net cash (used in) provided by operating activities	(9,289)	8,117

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(6,764)	(1,275)
Purchase of investments	(248)	(11,904)
Proceeds from sales and maturities of investments	17,386	10,044
Net cash provided by (used in) investing activities	10,374	(3,135)

Cash flows from financing activities
Proceeds from issuance of common stock under	544	383
employee stock purchase plan
Repurchase of shares for payment of withholding taxes for vested restricted stock grants	(274)	(54)
Withholding related to exercise of stock options	(379)	(456)
Net cash used in financing activities	(109)	(127)
Increase in cash and cash equivalents	976	4,855
Cash and cash equivalents, beginning of period	13,216	16,450
Cash and cash equivalents, end of period	$14,192	$21,305

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$9,913	$3,560

Non-cash financing activities
Cashless exercise of stock options	$276	$1,269